As filed with the Securities and Exchange Commission on November 4, 2021

Registration No. 333-260109

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Stran & Company, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7311	04-3297200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Heritage Drive, Suite 600

Quincy, MA 02171

800-833-3309

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Shape

Chief Executive Officer

2 Heritage Drive, Suite 600

Quincy, MA 02171

617-501-7423

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Mitchell L. Lampert, Esq. Robinson & Cole LLP 1055 Washington Boulevard Stamford, CT 06901 (203) 462-7559

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Units(2)(3)	$17,250,000	$1,599.08
Common Stock, par value $0.0001 per share, included in the units(4)	-	-
Warrants included in the units(4)	-	-
Common Stock, par value $0.0001 per share, underlying the warrants included in the units	$17,250,000	$1,599.08
Representative’s Warrants(5)	-	-
Common Stock Underlying Representative’s Warrants(5)(6)	$646,875	$59.97
TOTAL	$35,146,875	$3,258.12	(*)

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price per share equal to 125% of the unit offering price.
(3)	Includes shares of common stock and/or warrants to purchase shares of common stock that may be purchased by the underwriters pursuant to their over-allotment option.
(4)	Included in the price of the units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(5)	We have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock in the aggregate equal to three percent (3%) of the shares of common stock to be issued and sold in this offering (including any shares of common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering. This registration statement also covers shares of common stock issuable upon the exercise of the representative’s warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $646,875, which is equal to 125% of $517,500 (3% of $17,250,000). See “Underwriting.”
(6)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.
*	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing exhibits to this registration statement on Form S-1 (the “Registration Statement”), to amend and restate Item 13 of Part II of the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page, Item 13 of Part II of the Registration Statement and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on October 29, 2021.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of units, shares of common stock and warrants being registered. All amounts, other than the SEC registration fee, Nasdaq listing fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$3,258.12
Nasdaq listing fee	75,000.00
FINRA filing fee	5,772.03
Accounting fees and expenses	18,000.00
Legal fees and expenses	300,000.00
Transfer agent fees and expenses	3,000.00
Printing and related fees	10,000.00
Miscellaneous	5,000.00
Total	$420,030.15

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

To the maximum extent permitted by law, our articles of incorporation eliminate or limit the liability of our directors to us or our shareholders for monetary damages for breach of a director’s fiduciary duty as a director.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

On May 24, 2021, Andrew Shape, our Chief Executive Officer, Randolph Birney, our Executive Vice President, and Theseus Capital Ltd., acquired 3,400,000, 800,000 and 700,000 shares of our common stock, respectively, from Andrew Stranberg, our Executive Chairman and sole stockholder immediately prior to these transfers. The shares were sold to Messrs. Shape and Birney at a purchase price per share equal to $0.1985, which was paid in the form of promissory notes. Pursuant to a different arrangement, Theseus paid Mr. Stranberg a nominal cash purchase price of $100 for the stock. Theseus does not have any relationship with the Company other than as a shareholder after the transfer by Mr. Stranberg, and its payment for Mr. Stranberg’s stock was made to Mr. Stranberg and not to the Company. The stock is subject to certain repurchase conditions. In addition, Theseus executed an irrevocable proxy providing that Mr. Stranberg may vote and exercise all voting and related rights with respect to its shares. The irrevocable proxy will automatically terminate with respect to any shares that Theseus sells in a transaction or series of transactions on any national securities exchange or other trading market on which the shares then trade. For further information regarding these transactions, please see “Corporate History and Structure”. The transactions were exempt from the registration requirements of the Securities Act pursuant to the so-called “Section 4(a)(1½)” exemption.

No underwriter was engaged in connection with the foregoing sales of securities. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Company, and all of those individuals purchasing securities represented that they were accredited investors, acquiring the shares for investment and without a view to the distribution thereof. At the time of issuance, all of the foregoing securities were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Articles of Incorporation of Stran & Company, Inc.
3.2	Amended and Restated Bylaws of Stran & Company, Inc.
4.1	Form of Representative’s Warrant (included in Exhibit 1.1)
4.2*	Form of Warrant Agency Agreement between Stran & Company, Inc. and Vstock Transfer, LLC
4.3*	Form of Common Stock Purchase Warrant (included in Exhibit 4.2)
5.1*	Opinion of Sherman & Howard L.L.C. as to the legality of the shares
10.1	Asset Purchase Agreement between Wildman Business Group, LLC and Stran & Company, Inc., dated as of August 24, 2020
10.2	Buyer’s Agreement between Engage & Excel Enterprises Inc. and Stran & Company, Inc., dated as of June 25, 2020
10.3	Loan Agreement between Bank of America, N.A. and Stran & Company, Inc., dated as of July 18, 2018
10.4	Amendment No. 1 Loan Agreement between Bank of America, N.A. and Stran & Company, Inc., dated as of March 18, 2020
10.5	Consent and Reaffirmation of Guarantors and Pledgors of Andrew Stranberg, dated as of March 18, 2020
10.6	Letter from Bank of America, N.A. to Stran & Company, Inc. to extend line of credit, dated as of June 25, 2021
10.7	Amendment No. 2 Loan Agreement between Bank of America, N.A. and Stran & Company, Inc., dated as of August 13, 2020
10.8	Consent and Reaffirmation of Guarantors and Pledgors of Andrew Stranberg, dated as of August 13, 2020
10.9	Letter from Bank of America, N.A. to Stran & Company, Inc., dated as of September 14, 2021
10.10	Continuing and Unconditional Guaranty between Stran & Company, Inc. and Andrew Stranberg, dated as of July 18, 2018
10.11	Security Agreement between Bank of America, N.A. and Stran & Company, Inc., dated as of July 18, 2018
10.12	Lease Agreement between Campanelli-Trigate Heritage Quincy, LLC and Stran & Company, Inc., dated as of December 26, 2014
10.13	First Amendment to Lease Agreement among GCP H2 LLC, GCP H2 A LLC, GCP H2 B LLC, GCP H2 C LLC and Stan & Company, Inc., dated as of May 31, 2019
10.14†	Employment Agreement between Stran & Company, Inc. and Andrew Shape, dated as of July 13, 2021
10.15†	Employment Agreement between Stran & Company, Inc. and Andrew Stranberg, dated as of July 13, 2021
10.16†	Employment Agreement between Stran & Company, Inc. and Randolph Birney, dated as of July 13, 2021
10.17†	Employment Agreement between Stran & Company, Inc. and Christopher Rollins, dated as of September 7, 2021
10.18	Purchase Money Promissory Note between Andrew Shape and Andrew Stranberg, effective as of May 24, 2021
10.19	Purchase Money Promissory Note between Randolph Birney and Andrew Stranberg, effective as of May 24, 2021
10.20	Stock Purchase Agreement between Andrew Shape and Andrew Stranberg, dated as of May 24, 2021
10.21	Stock Purchase Agreement between Randolph Birney and Andrew Stranberg, dated as of May 24, 2021
10.22	Stock Purchase Agreement between Theseus Capital Ltd. and Andrew Stranberg, dated as of May 24, 2021
10.23	Irrevocable Proxy to Vote Common Stock between Theseus Capital Ltd. and Andrew Stranberg, dated as of May 24, 2021
10.24†	Form of Independent Director Agreement between Stran & Company, Inc. and each independent director
10.25	Form of Indemnification Agreement between Stran & Company, Inc. and each independent director
10.26†	Stran & Company, Inc. Amended and Restated 2021 Equity Incentive Plan
10.27†	Form of Stock Option Agreement for Stran & Company, Inc. Amended and Restated 2021 Equity Incentive Plan
10.28†	Form of Restricted Stock Award Agreement for Stran & Company, Inc. Amended and Restated 2021 Equity Incentive Plan
14.1	Code of Ethics and Business Conduct
23.1*	Consent of BF Borgers CPA PC
23.2*	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1	Audit Committee Charter
99.2	Compensation Committee Charter
99.3	Nominating and Corporate Governance Committee Charter
99.4	Consent of Travis McCourt to be named as a director nominee
99.5	Consent of Alan Chippindale to be named as a director nominee
99.6	Consent of Alejandro Tani to be named as a director nominee
99.7	Consent of Ashley Marshall to be named as a director nominee
99.8	Investor Presentation

†	Executive compensation plan or arrangement.
*	Filed herewith.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, State of Massachusetts, on November 4, 2021.

Stran & Company, Inc.

By:	/s/ Andrew Shape
Andrew Shape Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Chief Executive Officer, President and Director	November 4, 2021
Andrew Shape	(principal executive officer)

*	Vice President of Finance and Administration	November 4, 2021
Christopher Rollins	(principal financial and accounting officer)

*	Executive Chairman	November 4, 2021
Andrew Stranberg

* By:	/s/ Andrew Shape
Andrew Shape
Attorney-In-Fact